SUPPLEMENT NO. 1 (TO PRICING SUPPLEMENT DATED JULY 2, 2013 TO PROSPECTUS DATED SEPTEMBER 28, 2012)	Registration Statement Nos. 333-184147 and 333-184147-01 Rule 424(b)(3)

The Royal Bank of Scotland plc
RBS NotesSM
fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc
RBS China Trendpilot™ Exchange Traded Notes (the “ETNs”)

The Royal Bank of Scotland plc has prepared and filed a pricing supplement dated as of July 2, 2013 (the “Pricing Supplement”) and a prospectus dated as of September 28, 2012 (the “Prospectus”) relating to the ETNs. This Supplement No. 1 supplements the information set forth in the Pricing Supplement. You should read this Supplement No. 1 together with the Pricing Supplement, which describes the specific terms of ETNs, and the Prospectus.

Recent Developments

On June 13, 2013, we announced that we would be exiting several business lines, including the structured retail investor products business that is responsible for issuing and maintaining the ETNs. We have moved the business responsible for the ETNs into a runoff organization which is executing a process of restructuring, asset sales and / or business sales (the “RBS Retail Investor Products Exit Plan”). Under the RBS Retail Investor Products Exit Plan, we currently expect that we will issue a call notice in the future such that the ETNs will be redeemed by us on or about June 30, 2015. In the interim, we plan to continue to maintain the ETNs, including issuing new ETNs, but our plans could change. We cannot give you any assurances as to any minimum period of time that you may hold the ETNs before we redeem them at our option, and we have no obligation to take your interests into account when deciding whether to maintain or redeem the ETNs.

The ETNs involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-18 of the Pricing Supplement.

The ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the ETNs, or determined if this Supplement No. 1, the Pricing Supplement or the Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

RBS Securities Inc.

March 9, 2015